RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
MASONITE INTERNATIONAL CORPORATION
2021 OMNIBUS INCENTIVE PLAN
UNITED STATES

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Participant:

Grant Date:        [_____]

Number of Restricted Stock Units Granted:

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    THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Masonite International Corporation, a British Columbia corporation (the “Company”), and the Participant specified above, pursuant to the Masonite International Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), which is administered by the Committee; and
    WHEREAS, it has been determined under the Plan that the Company will grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the shares of Common Stock underlying this Award until such shares are delivered to the Participant in accordance with Section 4.
3.    Vesting.
(a)    General. Provided that the Participant is continuously employed by the Company and/or one of its Subsidiaries or Affiliates through each such vesting date and except as otherwise provided in this Section 3, RSUs subject to this grant shall vest as follows: 33% on [_____], 33% on [_____] and 34% on [_____].

(b)    Certain Terminations. All unvested RSUs shall immediately become vested upon a Termination due to (i) the Participant’s death or (ii) the Participant’s Disability.
(c)    Change in Control. Notwithstanding anything to the contrary set forth in Section 3(a) hereof, if, within thirty (30) days prior to or twenty four (24) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Participant’s employment without Cause or the Participant terminates employment for Good Reason (such termination, a “Qualifying Termination”), all unvested RSUs shall immediately become vested on the date of the Qualifying Termination (or, in the event that the Participant experiences a Qualifying Termination prior to the completion of a Change in Control other than at the request of a prospective purchaser, on the Change in Control). For the avoidance of doubt, all references to a Termination of the Participant’s employment “without Cause” in this Agreement shall, to the extent applicable, include any Termination due to the expiration of the employment term under the Participant’s Employment Agreement (as defined below) following notice of nonrenewal thereof by the Company. In order to accomplish the intention of this provision, if the Participant experiences a Qualifying Termination prior to the completion of a Change in Control (other than at the request of a prospective purchaser), all unvested RSUs shall remain outstanding for a period of thirty (30) days following the date of such Participant’s Qualifying Termination and (A) if a Change in Control occurs during such thirty (30)-day period, such unvested RSUs shall become fully vested upon the completion of the Change in Control or (B) if a Change in Control does not occur prior to the expiration of such thirty (30)-day period, the unvested RSUs shall be cancelled and forfeited upon the expiration of such thirty (30)-day period.
(d)    Forfeiture. Subject to Section 3(b) and 3(c), all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason.
        (e)     Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the RSUs at any time and for any reason.
4.    Delivery of Shares of Common Stock.
(a)    General. Subject to Section 4(b) hereof and Section 14.17 of the Plan, the Company shall deliver to the Participant the aggregate shares of Common Stock underlying the outstanding RSUs within thirty (30) days following such vesting date. In connection with the delivery of the shares of Common Stock pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company. In no event shall the Participant be entitled to receive any shares of Common Stock with respect to any unvested or forfeited portion of the RSUs.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a), the Company may elect to delay such distribution until the date the Participant is not subject to any such policy or restriction or such earlier or later date as required by applicable law, consistent with the requirements of Section 409A of the Code.
(c)    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A

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of the Code. Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 6 below, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.    Dividends and Other Distributions. The Participant shall be entitled to receive all dividends and other distributions paid with respect to the shares of Common Stock underlying the RSUs, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the shares of Common Stock are delivered pursuant to Section 4. If any dividends or distributions are paid in shares of Common Stock with respect to unvested shares, the shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeiture as the RSUs with respect to which they were paid.
6.    Forfeiture and Clawback. In the event the Company determines that the Participant has (i) materially violated any of the provisions set forth in Section 7 hereof and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, or (ii) engaged in Detrimental Misconduct or Financial Misconduct, unless otherwise determined by the Company, the following shall result:
(a)    any outstanding RSUs, whether vested or unvested, shall immediately be terminated and forfeited for no consideration,
(b)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant (or any transferee permitted pursuant to Section 8(b) hereof) and the Participant (or transferee, as applicable) no longer holds some or all of such shares, the Participant shall repay to the Company, in cash, within five (5) business days after demand is made therefore by the Company (which must be made within thirty (30) days of such failure to cure), an amount equal to the sum of (I) the total amount of any cash previously paid to the Participant hereunder; and (II) the total amount of any value received by the Participant upon any disposition of any shares of Common Stock paid to the Participant hereunder; and
(c)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant and the Participant (or any transferee permitted pursuant to Section 8(b) hereof) continues to hold some or all of such shares of Common Stock, the Participant or such transferee shall forfeit and transfer to the Company for no consideration such shares. If the Participant or such transferee fails to deliver all or any of the shares of Common Stock upon the Company’s demand, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such shares of Common Stock on the Company’s books and records, without further notice with zero value being paid to the Participant.
7.    Restrictive Covenants. As a condition to the receipt of the RSUs and/or the delivery of shares of Common Stock hereunder, the Participant agrees as follows:
(a)    Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company or its Affiliates, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 7 are necessary to preserve the confidential and

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proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.
(b)    Non-Disclosure. During and after the Participant’s employment with the Company or its Affiliates, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 7(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with prompt written notice of the requirements to disclose and an opportunity to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 7(b). Notwithstanding the foregoing, nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”), or otherwise fully participating in or cooperating with any investigation or proceeding that may be conducted by any Government Entity, including providing documents or other information, without notice to or approval from the Company and without risk of being held liable by the Company for financial penalties. This Agreement also does not limit the Participant’s right to receive an award for information provided to any Government Entity The Participant understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Participant understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company’s General Counsel or other officer designated by the Company.
(c)    Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event immediately after termination of the Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company or its Affiliates. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of the compensation and benefits plans, programs and agreements relating to his/her employment with the Company.

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(d)    No Solicitation or Hiring of Employees. During the Non-Compete Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 7(d); in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).
(e)    Non-Competition.
(i)    During the Non-Compete Period, the Participant shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its Affiliates, or performing any services that are performed by the Company or its Affiliates, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its Affiliates and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that the Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and shall cause such entity to acknowledge to the Company in writing that it has read this Agreement. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)    If the restrictions contained in Section 7(e)(i) shall be determined by any court of competent jurisdiction to be unenforceable in whole or in part, Section 7(e)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(iii)    Prohibited by Applicable Law. Notwithstanding any provision of this Agreement to the contrary, this Section 7(e) (Non-Competition) shall be inapplicable to the Participant if the Company or its Affiliates employs the Participant in California, Minnesota, North Dakota, Oklahoma or any other jurisdiction in which such covenants are prohibited by applicable law.

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(f)    Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company or its Affiliates and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(g)    Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may, in its sole discretion, waive any of the requirements expressed in this Agreement, but that for such a waiver to be effective it must be made in writing and shall not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.
8.    Non-transferability.
(a)    Restriction on Transfers. Except as provided in Section 8(b) below, all RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon RSUs contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.
(b)    Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of RSUs granted under this Agreement to one or more Family Members, to a trust established for the exclusive benefit of one or more Family Members, to a partnership in which all the partners are Family Members, or to a limited liability company in which all the members are Family Members.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

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10.    Acknowledgment of Participant. This award of RSUs does not entitle the Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.
12.    Withholding of Tax. As a condition to the (a) vesting of the RSUs or (b) distribution of shares of Common Stock to the Participant, in both instances, as applicable, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company to cover, the minimum amount of any federal, provincial, state, local and foreign tax withholdings or other obligation of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs (the “Withholdings”). Without limiting the foregoing, the Company, in its sole discretion, may (i) permit or require the Participant to satisfy such Withholdings by having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been delivered to the Participant in respect of the RSUs hereunder and/or (ii) permit the Participant to also satisfy any federal, provincial, state, local and foreign tax obligations arising from the vesting or settlement of the RSUs that are in excess of the Withholdings by having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been delivered to the Participant in respect of the RSUs hereunder, in an amount up to the maximum individual statutory rate for each applicable jurisdiction. Further, at the Company’s sole discretion, the Company can mandate that the Participant satisfy all or part of its obligations to pay the Withholdings by the sale of shares of Common Stock through a broker designated by the Company, and require that the proceeds of the sale be conveyed by the broker directly to the Company.  If the Company makes this election, the Company in its sole discretion can further require the Participant to enter into a trading plan designed to be compliant with Rule 10b5-1 under the Exchange Act so as to permit the sale of such shares of Common Stock during periods where trading by the Participant would otherwise be restricted.
13.    No Right to Employment. Any questions as to whether and when there has been a Termination of such employment and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.    Notices. Any notice that may be required or permitted under this Agreement shall be in writing and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)    If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)    If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal

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data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.    Compliance with Laws. This issuance of RSUs (and the shares of Common Stock underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue RSUs or any of the shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.
17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as permitted under Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 7, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
22.    Compensatory Arrangements. The Company and the Participant hereby acknowledge and agree that this Agreement has been executed and delivered, and RSUs, and the shares of Common Stock delivered upon settlement, have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and its Affiliates, on the one hand, and the Participant, on the other hand.
23.    Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
(a)     “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and its Subsidiaries during the time the Participant was employed by the Company or

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its Subsidiaries, and does business (the “Company’s Business”) (i) in the United States of America, (ii) Canada or (iii) any other country where the Company or its Subsidiaries operates facilities or sells products, but only if the Participant had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event that a business enterprise has one or more lines of business that do not involve the Company’s Business, the Participant shall be permitted to associate with such business enterprise if, and only if, the Participant does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.
(b)    “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment or service with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company shall not be considered Confidential Information.
(c)    “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its Subsidiaries provided services or sold any products to within a twelve (12) month period on, before or after the Participant’s date of Termination.
(d)    “Detrimental Misconduct” means (i) conduct which is injurious to the Company or its business or reputation, involving a material breach of Company policy, or applicable laws or regulations to which the Participant is subject, or an agreement between the Company and the Participant, or (ii) any other action (or failure to act) involving illegal acts, theft, fraud, intentional misconduct, or gross negligence on the part of the Participant, related to his or her position with the Company.
(e)    “Financial Misconduct” means fraud, gross negligence or intentional or willful misconduct that contributes, directly or indirectly, to the Company’s financial or operational results that are used to determine the extent to which any award of cash or stock under the Plan being misstated, regardless of whether the Company is required to prepare an accounting restatement of its consolidated financial statements, which is discovered during the relevant year in which such award is awarded or payable or within three years thereafter.
(f)    “Good Reason” means (i) in the event the Participant is a party to an Employment Agreement between the Participant and the Company or its Affiliates in effect on the Participant’s date of Termination (the “Employment Agreement”), “Good Reason” as defined under the Employment Agreement as in effect on the Participant’s date of Termination (including any notice and cure provisions set forth therein); or (ii) in the event the Participant is not a party to an Employment Agreement as in effect on the Participant’s date of Termination, “Good Reason” shall mean, unless otherwise agreed to in writing by the Participant: (x) a reduction in the Participant’s base salary or wage rate; provided that the Participant’s base salary or wage rate may be reduced by an aggregate amount equal to ten percent (10%) of the Participant’s base salary or wage rate in effect at the effective time of a Change in Control pursuant to across-the-board reductions to base salaries or wage rates applicable to all similarly situated employees of the Company and its Subsidiaries; or (y) a relocation of the Participant’s primary place of employment to a location more than fifty (50) miles further from the Participant’s primary residence than the location of such primary place of employment

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immediately prior to such relocation. In order to invoke a termination for Good Reason, in the event the Participant is not a party to an Employment Agreement as in effect on the Participant’s date of Termination, (A) the Participant must provide written notice within ninety (90) days of the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days of the giving of such notice and (C) the Participant must terminate employment within thirty (30) days following the expiration of the Company’s cure period.
(g)    “Non-Compete Period” means, (i) in the event the Participant is a party to an Employment Agreement in effect on the Participant’s date of Termination, the period during which the Participant is subject to the non-competition covenant set forth in the Employment Agreement or (ii) if the Employment Agreement is not in effect on the Participant’s date of Termination or if the Participant is not a party to the Employment Agreement or such Employment Agreement does not contain a non-competition covenant, “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the Participant’s date of Termination, or (iii) if after Termination of employment, the Participant enters into a consulting agreement the “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the termination of the consulting arrangement unless the consulting agreement specifies a different time period.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MASONITE INTERNATIONAL CORPORATION

By:

Name: Howard C. Heckes

Title: President and Chief Executive Officer

PARTICIPANT

Name:_______________________________